Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Form SB-2 of DayStar Technologies, Inc. of our report dated February 19, 2007 relating to our audits of the consolidated balance sheet of DayStar Technologies, Inc. and Subsidiary as of December 31, 2006 and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years ended December 31, 2006 and 2005 and for the period from July 1, 2005 (inception of the development stage) to December 31, 2006, which appears in the Annual Report on Form 10-KSB of DayStar Technologies, Inc. for the year ended December 31, 2006.

We also consent to the reference to our firm under the captions “Experts” in such Prospectus.

/s/ HEIN & ASSOCIATES LLP

HEIN & ASSOCIATES LLP

Denver, Colorado

February 19, 2007